Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-145251 on Form S-3 and No. 333-131900 on Form S-8 of our reports dated March 10, 2008, relating to the consolidated financial statements and financial statement schedule of Hughes Communications, Inc. and subsidiaries, and the effectiveness of Hughes Communications, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Hughes Communications, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

March 10, 2008